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                                  [LETTERHEAD]

                                          May 15, 1997

Board of Directors
Proflight Medical Response, Inc.
12420 East Control Tower Road
Englewood, Colorado 80112

                  Re:  Proflight Medical Response, Inc.
                       Registration Statement on Form SB-2

Gentlemen:

     We refer to the Registration Statement on Form SB-2 (the Registration Statement) filed by Proflight Medical Response, Inc. (the 'Company') under the Securities Act of 1933, as amended. The Registration Statement covers up to 900,000 shares of common stock $.001 par value (the 'Common Stock') and 900,000 redeemable common stock purchase warrants (the 'Warrants').

     In our opinion, the shares of Common Stock and Warrants of the Company included in the Registration Statement will, when sold as contemplated therein, be legally issued, fully paid and non-assessable.

     We hereby consent to be named, and to the use of this opinion, in the above-referenced Registration Statement.

                                     Very truly yours,

                                     /s/ Loselle Greenawalt Kaplan Blair & Adler

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